Exhibit 99.1

                   Digital Recorders, Inc. Reports
   Preliminary Third Quarter 2005 Results; CEO Discusses Long-Term Outlook; CEO to Share the DRI Story With NYC and Chicago Financial
               Professionals During the Week of Oct. 24

    DALLAS--(BUSINESS WIRE)--Oct. 25, 2005--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today it expects to report third quarter sales of approximately $11.0 million, a decrease of 4.3 percent compared to $11.5 million posted the same period a year ago.
    "Our third quarter 2005 results reflect continued softness in the market and our increasing engineering workload, which required us to shift some deliveries to the fourth quarter. On this revenue level, we would expect to post a loss for the third quarter greater than the same period a year ago, but see significant improvement in the fourth quarter," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    The Company expects to release its final results and file its third quarter 2005 Form 10-Q with the Securities and Exchange Commission on or about Nov. 14, 2005.

    Long-Term Outlook

    Now that the Company has finalized its long-term strategic business plan, Mr. Turney said that it appears to hold the possibility of higher revenue levels and profitability. "This comes from a combination of initiatives launched in the past two years, including cost savings, new products, new served markets, alliances, intensified sales and marketing efforts, and in bringing additional transit security-related products and services into the product mix. When coupled with the favorable outcome in August of a 45 percent increase in U.S. funding as a result of the $286.4 billion transportation bill, The Safe, Accountable, Flexible, Efficient Transportation Equity Act - A Legacy for Users (SAFETEA-LU), our plan should position the Company to reach the $85 million to $95 million range of annual sales run rate by the end of 2008. However, we do not expect the recent legislative actions increasing U.S. funding for our served markets to have a material effect until mid-2006. The international sector of our business continues to show improvement trends. I am quite optimistic about our long-term trends and indications."
    Mr. Turney said the Company is particularly focused and energized about the business potential of its new transit security-related products and services. "Although these products and services will not have a material impact on the Company's 2005 results, we forecast demand materializing in 2006 and beyond as our customers strive to further mitigate risks such as those recently threatened in New York City and Boston."

    Intensified Investor Relations Efforts

    The Company recently launched an investor relations campaign to deliver the DRI story to financial professionals and investors. The Investor Relations Company of suburban Chicago has been retained to provide assistance with this effort.
    "We worked with this organization for several years up to 2003 when we paused to refocus our message and retool our product line as we weathered what turned out to be a very long stagnation period in the U.S. transit market. As in the past, we believe The Investor Relations Company can help us educate the capital markets about our organization," Mr. Turney said.

    Upcoming Events

    -- Mr. Turney will be in New York City and Chicago during the week of Oct. 24 to discuss the DRI story in individual and group meetings with financial professionals.

    -- David N. Pilotte, the Company's Chief Financial Officer, will present the DRI story to individual investors at the BetterInvesting National Convention at the Cobb Galleria
        Centre in Atlanta on Saturday, Nov. 4.

    -- Veronica B. Marks, the Company's Corporate Communications Manager, will participate as an exhibitor in the Greater Tulsa Area Chapter's 2005 BetterInvesting Investors Fair(R), slated at The University of Tulsa's Allen Chapman Student Activity Center on Saturday, Nov. 19.

    About the Company

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products
- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/ automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning expected results, future revenues and profitability, the success of recent product and service introductions, the future state of our industry sector as a whole, our future assessment of current trends and indicators, the effect of the passage of SAFETEA-LU, our future presentations, or the timing of future filings as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind expected results, future revenues and profitability, the success of recent product and service introductions, the uncertainties surrounding our industry sector as a whole, the risk that we may incorrectly analyze current trends and indicators, the risk that the passage of SAFETEA-LU will not have a material positive effect, the ability to make future presentations, or the timing of future filings may not prove accurate over time as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com
             or
             The Investor Relations Company
             Investor Relations Contact
             Brien Gately, 800-536-8472
             Fax: 847-296-4460
             bgately@tirc.com